                                                                    Exhibit 99.1

NEWS RELEASE                                                 [THE HARTFORD LOGO]

Date:        April 28, 2005
For Release: Upon Receipt

Contact(s):  Media                             Investors
             -----                             ---------
             Cynthia Michener                  Kim Johnson
             860/547-5624                      860/547-6781
             cynthia.michener@thehartford.com  kimberly.johnson@thehartford.com
             Joshua King                       Greg Schroeter
             860/547-2293                      860/547-9140
             joshua.king@thehartford.com       gregory.schroeter@thehartford.com

THE HARTFORD REPORTS 17% INCREASE IN FIRST QUARTER 2005 NET INCOME TO A RECORD $666 MILLION OR $2.21 PER DILUTED SHARE

Strong operating earnings for property-casualty and life business segments

HARTFORD, CONN. -- The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation's largest financial services and insurance companies, set a new quarterly record with net income of $666 million, or $2.21 per diluted share, in the first quarter of 2005, a 17-percent increase over the prior-year period. Net income in the current quarter included net realized capital gains of $83 million (after-tax), or $0.28 per diluted share. In the first quarter of 2004, net income was $568 million, or $1.93 per diluted share, which included net realized capital gains of $95 million (after-tax), or $0.32 per diluted share.

SUMMARY (in millions except per share data)       1Q '04       1Q '05     CHANGE
-------------------------------------------       ------       ------     ------
Net income                                      $    568     $    666        17%
Net income per diluted share                        1.93         2.21        15%
Operating income(1)                                  501          583        16%
Operating income per diluted share(1)               1.70         1.93        14%
Assets under management                          263,810      293,311        11%
Book value per share (ex. AOCI)(1)                 38.97        45.60        17%

(1) Operating income, operating income per diluted share and book value per share (excluding accumulated other comprehensive income) are not calculated based on generally accepted accounting principles ("non-GAAP"). Information regarding non-GAAP financial measures used in this release is provided in the Discussion of Non-GAAP and Other Financial Measures section below.


                                    - more -

The Hartford - First Quarter 2005 Earnings/2


Included in the company's first quarter results is a charge of $66 million, or $0.22 cents per diluted share, to establish a reserve for investigations related to market timing by the SEC and New York Attorney General, and directed brokerage by the SEC. Although neither regulator has initiated any formal action, the company previously stated that it believed some action was likely to be taken at the end of the investigations. The reserve is an estimate.

"We are working to give regulators what they need to conclude their work so we can put these matters behind us," said Ramani Ayer, chairman and CEO of The Hartford. "Our job, every day, is to live up to the highest standards of trust and integrity.

"The results from the quarter show how well our management team has remained focused on operations and delivering results for shareholders," Ayer added. The Hartford's operating income in the first quarter of 2005 rose 16 percent to $583 million, or $1.93 per diluted share, compared to $501 million, or $1.70 per diluted share, in the first quarter of 2004.

"We're beginning 2005 by topping a net income record set just last quarter on strong income from both our property-casualty and life operating segments," Ayer said.

"Our return on equity remained excellent at 16 percent in the first quarter," said Ayer. "In a market where competition is rising on many product fronts -- from auto insurance to variable annuities -- we remain committed to growing in businesses that meet or exceed our high bar for profitability."

REVIEW OF BUSINESS UNIT RESULTS

                                PROPERTY-CASUALTY

"With operating income of $386 million, the property-casualty operation achieved its most profitable quarter ever due to excellent underwriting results and higher investment income," said Ayer. Operating income was up 30 percent over the same period last year. "The Hartford's sharp focus on producing profitable growth is reflected in our exceptional combined ratios across business insurance, personal lines and specialty commercial.

"We're capitalizing on investments made in developing user-friendly technologies, growing our independent agency ranks and creating innovative products -- such as Xpand for small businesses and Dimensions for auto and homeowners," said Ayer. "This framework allows us to maintain our pricing discipline while seizing opportunities to write new business that meets our financial hurdles." Written premium grew to $2.6 billion, 8 percent over the first quarter of last year.

The company reported a combined ratio in ongoing operations of 88.6 percent in the current quarter due to disciplined underwriting and favorable loss costs, particularly in business insurance. Catastrophe losses were mild during the period at 1.9 points.


                                    - more -

The Hartford - First Quarter 2005 Earnings/3


BUSINESS INSURANCE

Business insurance reported strong underwriting results in the first quarter of 2005 even as prices moderated. Written premium grew 9 percent to $1.2 billion in the first quarter of 2005 compared to the same period in 2004.

In small commercial, written premium increased 18 percent to $658 million as a result of good retention and excellent new business growth of 23 percent. Pricing increases were moderate. During the quarter, the company added to its base of agents who are producing business and made its Xpand product available through its online quoting tool to make it easier for agents to submit applications.

In middle market, rising competition and the company's commitment to maintaining acceptable margins led to an overall decline in new business. The company selectively captured new customers in industry sectors such as technology, business services and private education. Written premium for the quarter was essentially flat at $580 million.

The combined ratio for business insurance in the first quarter of 2005 was 89.8, reflecting strong earned premium growth of 13 percent. Property claim frequency and severity trends continued to remain favorable. Catastrophe losses were 1.5 points during the current quarter, including additional loss development related to the third quarter 2004 hurricanes.

PERSONAL LINES

Written premium rose approximately 3 percent to $864 million versus the first quarter of 2004, supported in part by premium retention of 89 percent. Standard personal lines premium written through independent agents increased 10 percent over the first quarter of 2004, as a larger base of company sales representatives and improved technology helped drive agent submissions. As competition rises and flat pricing persists in the auto sector, the company expects moderate net written premium growth but strong profitability.

The personal lines combined ratio improved to 85.8 percent in the current quarter, primarily due to earned premium growth and favorable reserve development for prior-year, non-catastrophe claims of $20 million. Catastrophe losses during the current quarter, including additional loss development related to the third quarter 2004 hurricanes, totaled 2.5 points. Favorable property claim frequency continued during the period.

SPECIALTY COMMERCIAL

The Hartford posted written premium growth of 12 percent to $477 million in specialty commercial during the quarter. Written premium was down sharply in specialty property, reflecting a more competitive pricing environment. Specialty casualty written premium grew 26 percent, primarily due to a year-over-year increase in a program which has now ceased issuing new policies. As a result, written premium for the casualty line is expected to experience year-over-year premium declines in the latter half of 2005.


                                    - more -

The Hartford - First Quarter 2005 Earnings/4


Specialty commercial reported a combined ratio of 91.3 percent in the current quarter, supported by disciplined underwriting. In the first quarter of 2005, catastrophe losses totaled 1.5 points.

                                      LIFE

The Hartford's life operating earnings in the current quarter were $238 million, including a $66-million charge to establish a reserve for ongoing investigations related to market timing and directed brokerage. In the first quarter of 2004, life operating income was $256 million.

Assets under management topped $250 billion as of March 31, 2005, up more than 12 percent from a year ago. "Our position as a market leader in product and distribution drove operating income growth in each of our life business segments of 15 percent or more," Ayer said.

"We experienced strong sales across our line of investment products despite declining equity markets during the quarter," said Ayer. "Combined, our annuity sales in the U.S and Japan totaled nearly $7 billion during the quarter, solidifying The Hartford's position as a global leader in annuities."

During the quarter, the company launched a new national advertising campaign focused on its growing family of mutual funds during the 2005 NCAA Men's Basketball Championship. The ads prominently featured The Hartford's venerable stag logo, brought to life by Hollywood-style special effects. The Hartford also launched "The Playbook for Life," a campaign in partnership with the NCAA to help student athletes and young people in general grasp such issues as the pitfalls of debt and the importance of planning for their financial futures. "Evidence is everywhere that Americans need to do a better job saving and not spending. We can be most effective bringing that message home early in people's lives," said Ayer.

RETAIL PRODUCTS GROUP

Operating income for the retail products group was up 20 percent to $152 million from the first quarter of 2004, benefiting from higher assets under management that totaled $142.7 billion at quarter end.

The Hartford expects to retain its number one ranking in the very competitive retail variable annuity market, with sales of $3.1 billion for the current period, a pace expected to continue. Variable annuity net flows were $412 million. Sales of the company's simplified, lower-cost Principal First Preferred rider gradually gained traction during the quarter. Fixed annuity net flows were negative as a large block of business matured in the current, low-interest rate environment.

Robust sales of the company's 401(k) product line were up 25 percent over the prior-year's quarter to $349 million. The company's new Aviator product aimed at 401(k) plans with more than $3 million of assets continued its steady momentum in only its third quarter of operations, comprising 17 percent of total first quarter sales. Also contributing to the successful quarter was increased productivity from the company's 80 retirement plan specialists.


                                    - more -

The Hartford - First Quarter 2005 Earnings/5


The Hartford's mutual fund sales of $1.4 billion in the first quarter of 2005 picked up pace from the fourth quarter of 2004 despite a weaker equity market but were down from last year's peak first quarter. During the current period, the company transitioned a portion of its wholesaling force to focus solely on mutual funds sales to support further growth.

INSTITUTIONAL SOLUTIONS GROUP

Sales of The Hartford's Income Notes product drove assets under management for the institutional solutions group higher to $51.5 billion in the current quarter. Higher demand for Income Notes, and the company's ability to earn favorable interest spreads, led to $725 million in institutional sales and $163 million in retail sales during the quarter. The company also reported improved activity in institutional mutual funds, which produced $190 million in sales for the current quarter. Total sales and other deposits for Institutional Solutions Group were nearly $1.8 billion.

Operating income grew 38 percent to $40 million compared to the first quarter of 2004 on higher assets under management, improved mortality, higher investment spreads and $6 million in one-time gains from the redemption of two large life contracts.

INDIVIDUAL LIFE

Operating income rose 15 percent to $39 million in the current quarter, benefiting from a growing in-force block of business and stable mortality.

Sales of $46 million for the first quarter of 2005 were down from high levels in the prior-year period of $51 million. During the quarter, The Hartford's new universal life product continued to gain acceptance in the market. Variable life sales, while lower year-over-year, remain a considerable portion of total sales in the current quarter and representative of the company's position as the top variable life seller in 2004.

GROUP BENEFITS

Group benefits operating income rose 26 percent in the current quarter to $59 million, compared to $47 million in the first quarter of 2004. The increase in earnings resulted from continued expense management, higher net investment income and ongoing focus on risk management.

Fully insured sales for the quarter increased 10 percent to $376 million, driven by a 42-percent increase in group disability sales partially offset by a decline in group life sales. Fully insured premium reached $912 million. Industry rankings released during the quarter once again confirmed The Hartford as the second-largest group disability insurer for 2004.


                                    - more -

The Hartford - First Quarter 2005 Earnings/6


JAPAN

Sales of annuities in Japan outpaced the company's domestic annuity sales for the first time, rising 162 percent to $3.8 billion in the current quarter. While the first quarter represents Japan's fiscal year-end when sales are typically brisk, year-over-year growth was also attributable to an increase in distributors and the addition of fixed annuity products.

With access to a vast distribution network in Japan, The Hartford's variable annuities accounted for $3.1 billion of total sales. The company's fixed annuity products, launched in September 2004, contributed approximately 18 percent of total Japan sales during the quarter. Assets under management reached $17.6 billion as of March 31, 2005, more than double a year ago.

2005 GUIDANCE

Based on current information, The Hartford expects 2005 earnings per diluted share to be between $7.40 and $7.70. The company's previous guidance was between $7.25 and $7.55. This guidance excludes realized capital gains or losses and any unusual or unpredictable benefits or charges that might occur during the balance of 2005. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance. Among other assumptions, this 2005 guidance assumes the following:

      - Straight-line appreciation of U.S. equity markets (at an annualized rate of 9%) from their levels of March 31, 2005 (S&P 500 at 1181);

      - Somewhat lower operating earnings (versus first quarter results) in the Institutional Solutions Group segment in each of the next three quarters, reflecting non-recurring income earned in the first quarter;

      - The final resolution of the previously-disclosed market timing and directed brokerage investigations with an incurred expense of neither more nor less than $66 million (the company considers it possible that the ultimate cost of these matters may exceed or be below this amount, perhaps significantly);

      - Full-year double-digit written premium growth in business insurance and mid single-digit full-year written premium growth in personal lines;

      - Slightly better full-year combined ratios in business insurance than was assumed in our January 26 guidance, but still assuming some deterioration in combined ratios versus first quarter results (excluding catastrophes and prior year development) for the remainder of 2005, producing full-year combined ratios very close to 2004 levels;

      - Full-year combined ratios in personal lines (excluding catastrophes and prior year development) consistent with 2004 results; and

      - Full-year combined ratios in the specialty commercial segment (excluding catastrophes and prior-year development) slightly worse than 2004 results.


                                    - more -

The Hartford - First Quarter 2005 Earnings/7


These estimates and assumptions are highly likely to change. The company's actual experience in 2005 will almost certainly differ from many of the assumptions described above and the company's expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time. These factors include but are not limited to significant changes in estimated future earnings on investment products caused by changes in the equity markets, changes in our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property-casualty businesses, costs arising from resolution of regulatory investigations, catastrophe losses at levels different from expectations and developments emerging as a result of changes in estimates arising from the company's regular review of its prior-period loss reserves for all lines of insurance, including annual grounds-up reviews of long-term latent casualty exposures, including asbestos and environmental claims.

CONFERENCE CALL

The Hartford will discuss the results of the first quarter in a conference call on Friday, April 29, 2005, at 9:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through the company's Web site at www.thehartford.com/ir/index.html.

DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES

The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP and other financial measures to those of other companies.

The Hartford uses the non-GAAP financial measure operating income as an important measure of the company's operating performance. Operating income is net income, before the after-tax effect of net realized capital gains and losses, and the cumulative effect of accounting changes. The company believes operating income provides investors with a valuable measure of the performance of the company's ongoing businesses because it excludes the effect of realized capital gains and losses, which tend to be highly variable from period to period and are primarily based on market conditions unrelated to the company's insurance operations. Net income is the most directly comparable GAAP measure. A reconciliation of net income to operating income for the quarters ended March 31, 2004 and 2005 is set forth in the operating results table. Operating income per share is calculated based on a non-GAAP financial measure. Net income per share is the most directly comparable GAAP measure. A reconciliation of net income per share to operating income per share for the quarters ended March 31, 2004 and 2005 is set forth on page C-7 of The Hartford's Investor Financial Supplement for the first quarter of 2005.

Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company's property-casualty operations. Because written premiums represents the amount of premium charged for policies issued during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford's sale of property-casualty insurance products. Earned premiums, the most directly comparable GAAP measure, represents all premiums that are


                                    - more -

The Hartford - First Quarter 2005 Earnings/8


recognized as revenues during a fiscal period. The difference between written premiums and earned premiums is attributable to the change in unearned premium reserves.

Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company's net worth that is primarily attributable to the company's business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items which typically fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of March 31, 2004 and 2005 is set forth in the operating results table.

The 2005 earnings guidance presented in this release is based on the financial measure operating income. Net income is the most directly comparable GAAP measure. A quantitative reconciliation of The Hartford's net income to operating income is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the first quarter of 2005, which is available on the company's Web site, www.thehartford.com.

The Hartford is one of the nation's largest financial services and insurance companies, with 2004 revenues of $22.7 billion. As of March 31, 2005, The Hartford had total assets of $261.4 billion and stockholders' equity of $14.2 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property-casualty insurance. The Hartford's Internet address is www.thehartford.com.


                                    - more -

The Hartford - First Quarter 2005 Earnings/9


OPERATING RESULTS BY SEGMENT*                                                           THREE MONTHS ENDED
                                                                                             MARCH 31,
                                                                                  -------------------------------
LIFE                                                                              2004         2005        CHANGE
                                                                                  ----         ----        ------
    Individual Annuity                                                          $   112      $   134           20%
    Other Retail                                                                     15           18           20%
                                                                                -------      -------       ------
  Total Retail Products Group                                                       127          152           20%
    Institutional Solutions Group                                                    29           40           38%
    Individual Life                                                                  34           39           15%
    Group Benefits                                                                   47           59           26%
    Other [1]                                                                        19          (52)          NM
                                                                                -------      -------       ------
    TOTAL LIFE OPERATING INCOME [2]                                                 256          238           (7)%
                                                                                -------      -------       ------

PROPERTY & CASUALTY
    Ongoing Operations Underwriting Results
      Business Insurance                                                            225          118          (48%)
      Personal Lines                                                                106          127           20%
      Specialty Commercial                                                         (110)          40           NM
                                                                                -------      -------       ------
    Total Ongoing Operations underwriting results                                   221          285           29%
    Other Operations underwriting results                                           (65)         (28)          57%
                                                                                -------      -------       ------
    Total Property & Casualty underwriting results                                  156          257           65%
  Net investment income                                                             311          337            8%
  Periodic net coupon settlements on non-qualifying derivatives, before-tax           4           --         (100%)
  Net servicing and other income                                                      9           13           44%
  Other expenses                                                                    (68)         (60)          12%
  Income tax expense                                                               (115)        (161)         (40%)
                                                                                -------      -------       ------
TOTAL PROPERTY & CASUALTY OPERATING INCOME [2]                                      297          386           30%
                                                                                -------      -------       ------
INTEREST AND OTHER CORPORATE                                                        (52)         (41)          21%
                                                                                -------      -------       ------

Operating income [2]                                                                501          583           16%
    Add:  Net realized capital gains, after-tax                                      90           83           (8%)
    Add:  Cumulative effect of accounting changes, after-tax                        (23)          --          100%
                                                                                -------      -------       ------
NET INCOME                                                                      $   568      $   666           17%
                                                                                -------      -------       ------

PER SHARE DATA
  Diluted earnings per share
    Operating income [2]                                                        $  1.70      $  1.93           14%
    NET INCOME                                                                  $  1.93      $  2.21           15%
  Book value per share
    Book value per share (excluding AOCI)                                       $ 38.97      $ 45.60           17%
    Per share impact of AOCI                                                    $  7.44      $  2.33          (69%)
    Book value per share (including AOCI)                                       $ 46.41      $ 47.93            3%
                                                                                -------      -------       ------

[1] Included in the three months ended March 31, 2005, is a charge of $66 million to establish a reserve for investigations related to market timing by the SEC and New York Attorney General and directed brokerage by the SEC.

[2] For the three months ended March 31, 2004, operating income includes the effect of periodic net coupon settlements on non-qualifying-derivatives, after-tax.

* The table presents underwriting results for the business insurance, personal lines and specialty commercial and other operations segments. Operating income is presented for life's segments, property-casualty and corporate. The Hartford defines increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.


                                    - more -

The Hartford - First Quarter 2005 Earnings/10


Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about our future results of operations. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

These important risks and uncertainties include the difficulty in predicting the company's potential exposure for asbestos and environmental claims and related litigation; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company's statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company's financial position and results of operations arising from obligations under annuity product guarantees; the difficulty in predicting the company's potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of more unfavorable loss experience than anticipated; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments, including the possibility that the Terrorism Risk Insurance Act of 2002 is not extended beyond 2005; the potential effect of domestic and foreign regulatory developments, including those which could increase the company's business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company's ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements; a downgrade in the company's claims-paying, financial strength or credit ratings; the ability of the company's subsidiaries to pay dividends to the company; and others discussed in our Quarterly Reports on Form 10-Q, our 2004 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

                                       ###